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                                                                  EXHIBIT 10.23

                            ECC INTERNATIONAL CORP.
                            EXECUTIVE SAVINGS PLAN

     WHEREAS, many senior level employees of ECC International Corp. (the "Company") are unable to participate fully in the ECC International Corp. Savings and Investment Plan (the "Savings and Investment Plan") as a result of limitations imposed by various provisions of the Internal Revenue Code of 1986, as amended, (the "Code"); and

     WHEREAS, the Company wishes to provide a mechanism by which such executives may be encouraged and aided in saving part of their compensation for retirement;

     NOW, THEREFORE, the Company has established an Executive Savings Plan (the "Plan") upon the following terms:

     1. Effective January 1, 1996 (the "Effective Date"), any employee who is an executive may be designated as a Participant in the Plan by designation of the Committee on Employee Benefit Plans (the "Committee"), provided that such individual earns more than a minimum amount set by the Committee, which amount must be sufficient for such individual to qualify as a Highly Compensated Employee under the Code during each year of participation. The Plan Year of the Plan shall end on June 30. The first Plan Year of the Plan shall be the period beginning on the Effective Date and ending on June 30, 1996.

     2. Election to Participate. Any individual designated as a Participant may elect to participate in the Plan by submitting a

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form to the Committee electing a percentage of compensation, from 3% to 6% (in increments of 1%), that will be deposited in the Plan's Investment Accounts. For the first Plan Year of the Plan, such election must be made on or before the Effective Date. For any subsequent Plan Year, such election must be made prior to the first day of the Plan Year. Any individual who elects to participate must elect not to participate in the Savings and Investment Plan for each fiscal year during which the individual is participating in this Plan. An individual shall not be deemed to have participated in the Savings and Investment Plan by virtue of his account under such plan being adjusted for investment earnings, or by virtue of his account under such plan receiving a contribution that relates to compensation earned in a prior Plan Year or prior to the Effective Date of this Plan. If the Company determines that the Participant has actively participated in the Savings and Investment Plan while participating in Executive Savings Plan, then the amount contributed to the Plan's Investment Account on behalf of such Participant for that Plan Year will be forfeited and returned to the Company.

     3. Deposit of Funds. The percentage of compensation elected by the Participant as a Plan contribution will be withheld from all compensation paid during said Plan Year. Compensation is defined as a Participant's base salary, plus management incentive and marketing incentive. All amounts withheld will be deposited in Investment Accounts, as described in Section 5 below, and as

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directed by the Participant. Each Investment Account will be in the name of the Participant.

     4. Company Contribution. The Company will contribute an amount equal to 75% of the amount contributed by the Participant, taking into account only Participant contributions that do not exceed 6% of the Participant's compensation. Company contributions shall be made at the same time and in proportion to the Participant contributions up to the annual maximum. The contribution will be deposited in the same Investment Account as the Participant contribution.

     5. Investment Accounts. The Participant contributions and matching Company contributions will all be deposited in one or more Investment Accounts that are invested in Vanguard mutual funds, as selected by the Participant from among the Vanguard mutual funds selected for such purpose by the Committee. The Participant shall be permitted to change his investment election with respect to the Vanguard mutual funds once per calendar quarter by providing written notice to the Committee. Subject to any limitations imposed by Vanguard, the Participant is free to redirect contributions which are in these Investment Accounts into any other investment account that the Participant wishes to establish. However, if there is any forfeiture of Company contributions arising as a result of the Participant's decision to participate in the Savings and Investment Plan, then the

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Participant shall return to the Company all amounts deposited during the year of such participation.

     6. General Administration. This Plan shall be administered by the Committee, which has the authority to interpret all the Plan's provisions and to implement its terms. It is understood that the Participant contributions are not entitled to any special income tax treatment and that all contributions are fully taxable to the individual under the Code, when earned. Withholding with respect to the Company contributions will be made out of the other amounts paid to the Participant for the pay period during which the contributions will be made.

     7. Termination of Participation; Changes in Participant Contributions. Any individual may elect to cease participation in the Plan at any time by providing written notice to the Committee. A Participant may change the amount of the Participant's contributions once per calendar quarter by providing written notice to the Committee. If any individual ceases to be a Participant during a Plan Year, that individual may not participate in the Plan for the remainder of the Plan Year.

     8. Amendment and Termination of the Plan. The company may at any time amend the Plan by written instrument, notice of which shall be given to all Participants. In addition, the Company may at any time terminate the Plan.

     9. Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Company and the

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Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

     10. Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania.

     11. Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

     12. Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company's address.

     13. Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity that, whether by merger, consolidation, purchase or otherwise, acquired all or

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substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

     IN WITNESS WHEREOF, the company has caused this instrument to be executed by its officer thereunto duly authorized as of the 15 day of December, 1995.


                                        ECC INTERNATIONAL CORP.


                                        By:

                                        Title:

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